UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐           Preliminary Proxy Statement
☐           Confidential, for use of the SEC Only (as permitted by Rule 14a-6(e)(2))
☐           Definitive Proxy Statement
☐           Definitive Additional Materials
☒          Soliciting Material Pursuant to §240.14a-12

First Mutual Bancshares, Inc.
(exact name of registrant as specified it its charter)

                                                              N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The following is an internal communication to all participants in the First Mutual Bank Employee Stock Ownership Plan and Trust.

NOTICE TO PARTICIPANTS
IN THE
FIRST MUTUAL BANK EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

Re:           Proposed Merger of First Mutual Bancshares, Inc. and Washington Federal, Inc.

THE TRUSTEE MUST HAVE YOUR RESPONSE NO LATER THAN 5:00 P.M. BELLEVUE, WASHINGTON TIME, ON MONDAY, OCTOBER 1, 2007.

The Boards of First Mutual Bancshares and Washington Federal have entered into an Agreement and Plan of Merger pursuant to which First Mutual will be merged with and into Washington Federal.  The merger agreement is subject to the approval of First Mutual shareholders.  A special meeting of the shareholders of First Mutual Bancshares will be held on October 11, 2007, to consider and vote upon the merger proposal.  The Notice of Special Meeting with all attendant exhibits dated September 5, 2007, is enclosed.  Please read it carefully and use it in reaching your decision on how to vote.

Under the terms of the First Mutual Bank Employee Stock Ownership Plan and Trust (the “ESOP”), you have the right to instruct the Trustee how you wish to vote the shares allocated to your account on the merger proposal.  (You also have the right to instruct the Trustee regarding the possibility of adjourning the meeting to allow the solicitation of additional proxies.)  The Trustee, upon the final instructions of the ESOP Administrative Committee (the “Committee”), will then actually vote the ESOP shares.  In order for the Trustee to respond in time for the special meeting, the Trustee must have your instructions by 5:00 p.m. on Monday, October 1, 2007.  If you do not respond by then, the Committee will instruct the Trustee to vote your shares in accordance with the terms of the ESOP.

Your individual decision regarding the merger vote will not be known to the management of the Bank or to the Committee.  The Committee will be informed as to the number of shares that all ESOP participants in total have directed to be voted for, to be voted against, or to abstain from voting on the proposals to approve the Agreement and Plan of Merger and to adjourn the meeting to allow for the solicitation of additional proxies if an insufficient number of shares is voted initially.  Under the terms of the ESOP, the Committee will direct the Trustee to vote any shares for which participant instructions are not received in the same proportion as those shares for which instructions were received.

You should mail your instructions to the Trustee at the following address:

Union Bank of California
Custody Services
P.O. Box 3121
Portland, OR  97208-9898

Attn:  Mr. Jason H. Kaufman, CRSP

A pre-addressed stamped envelope is enclosed for your convenience.

Independent Financial Advice

In order to fulfill its fiduciary responsibilities to you, the Committee engaged a recognized valuation firm as independent financial advisor to consult with us regarding the Agreement and Plan of Merger.  This firm specializes in valuing closely held or limited market interests and in advising clients on matters pertaining to equity ownership and has performed valuation and advisory services since 1946 to clients in over 20 states.  Fair market value appraisals are commonly undertaken on behalf of clients for purposes associated with estate taxes, gifts of closely held stock or equity interests, Employee Stock Ownership Plans, buy-sell agreements, Incentive Stock Options, as well as for actual purchases and/or sales of privately owned businesses.

Our financial advisor studied Washington Federal’s Form S-4 filing with the Securities and Exchange Commission and other publicly available information to determine whether the merger was fair to the ESOP from a financial point of view.  That information included filings of Forms 10-K for both institutions for the past five years and Forms 10-Q for the first two quarters of 2006 and 2007 as well as First Mutual’s annual reports, including its audited financial statements, for the last five years.  Our advisor reviewed brokerage reports concerning First Mutual and information from Yahoo! Finance on both banks.  Comparisons of operating and financial characteristics and market multiples of other banks comparable to First Mutual were reviewed using data from Standard & Poor’s Compustat data service.  Finally, our advisor interviewed First Mutual’s chief executive officer and chief financial officer.

For our purposes, the financial advisor determined “fair market value” in accord with the Employee Retirement Income Security Act of 1974 (ERISA), the Department of Labor’s 1988 proposed regulation on adequate consideration, and the guidelines of IRS Revenue Ruling 59-60.  Fair market value is the price at which an asset would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and both parties are able, and willing, to trade and are well informed about the asset and the market for that asset.  Our advisor considered the recent market prices of stocks of corporations engaged in the same or a similar line of business having their stocks actively traded in a free and open market, as well as previous transactions in First Mutual stock.

Our financial advisor has informed us that the proposed merger transaction is fair to the ESOP from a financial point of view.  Note, however, that the financial advisor’s valuation analysis is based on the facts, circumstances, and market conditions prevailing at the valuation date, and that the information provided to the financial advisor was accepted, without audit or independent verification on the advisor’s part, as correctly reflecting the financial condition and operating results of the Bank.

Possibility of Fiduciary Override

It is possible, although very unlikely, that something unforeseen could happen during the voting period that might be expected to materially impact your decision regarding the Agreement and Plan to Merge.  If sufficient time did not remain to obtain your instructions, the ESOP’s fiduciaries might determine that it would be imprudent to follow your earlier instructions and that it was necessary to act independently on the new information.  In that unlikely event, it is possible that the Committee (or, in extremely unusual circumstances, the Trustee) might override your instructions.

Conclusion

You have an important decision to make regarding this merger offer and how it will affect your retirement savings.  Please consider the information provided in this letter, the conclusion of our financial advisor, and the information in the Notice of Special Meeting.

Return your instructions to the Trustee, using the enclosed instruction form, no later than 5:00 p.m. on Monday, October 1, 2007.

ADMINISTRATIVE COMMITTEE

James R. Boudreau	Robin R. Carey	Paullette O’Connell

The following is a script for use by the First Mutual Bancshares, Inc.’s proxy solicitation company in connection with the solicitation of proxies for the special meeting.

Proxy Solicitation Script – 2007 Special Meeting of Shareholders

Opening for all Calls

Hi this is _______________________.  I’m calling regarding the shares you hold in First Mutual Bancshares.  The company is holding a special meeting on October 11 to vote on the proposed merger with Washington Federal.  We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares.

Message – Questions, Not Voted Yet

Solicitor:	Have you had a chance to review your Proxy Statement?

Shareholder:	No.

Solicitor:	Please let me take a moment to give you some background on the merger proposal and explain why your vote in favor is so important.

The First Mutual board of directors and management have periodically reviewed and discussed the company’s business performance and strategic direction as well as the short and long term prospects in the financial services industry and the competitive landscape in the markets in which First Mutual operates.

The First Mutual board of directors and management has also at times discussed various potential strategic alternatives involving possible transactions, acquisitions or other business combinations. In this regard, the management of First Mutual has from time to time communicated informally with representatives of other financial institutions regarding industry trends and issues, their respective companies’ strategic direction and the potential benefits and issues arising from potential business combinations or other strategic transactions.

On February 10, 2007, the management of First Mutual sent a memorandum to the board of directors outlining certain issues that First Mutual Bank faced in light of the current economic and operating environment, including industry wide declines in net interest margin as well as the costs of a system conversion that management believed was necessary for First Mutual Bank. The memorandum also noted management succession issues at First Mutual. Management believed that larger banking institutions would be better positioned to mitigate some of the issues they saw the banking industry facing in the future.

A special meeting of the First Mutual board of directors was held on February 13, 2007 to review management’s memorandum. The board of directors discussed the various issues raised in the memorandum and following such discussion, authorized management to retain a nationally recognized investment banking firm with particular knowledge and focus on community banks to provide First Mutual with advice regarding the company’s strategic alternatives.

The First Mutual management team reviewed the qualifications of several investment banking firms and selected Keefe, Bruyette & Woods to make a presentation to the board of directors regarding First Mutual’s valuation and current market conditions.

FIRST MUTUAL BANCSHARES
2007 Special Meeting
Proxy Solicitation Script
Page Two

Shareholder:	What are the specific reasons why First Mutual wants to merge?

Solicitor:	The board of directors considered all of the following factors equally in reaching its conclusion to approve the merger agreement with Washington Federal:

▪	The First Mutual board of directors’ understanding of the business, operations, financial condition, earnings and future prospects of First Mutual and First Mutual Bank.

▪
The current and prospective economic and competitive environment facing First Mutual and the community banking industry in general, including the decline in net interest margins and unfavorable yield curve, evolving trends in technology and the cost of such technology, and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term.

▪	Washington Federal’s ability to pay the merger consideration and obtain regulatory approval for the merger.

▪
The merger consideration to be paid to First Mutual shareholders for their shares in relation to the market value, book value, earnings per share and projected earning per share for First Mutual common stock.

▪
The marketing and bidding process conducted by First Mutual and Keefe, Bruyette & Woods, and the First Mutual board of directors’ belief that a transaction with Washington Federal was the best overall transaction available to First Mutual and it shareholders.

▪
The fact that First Mutual shareholders will have an opportunity to elect to receive shares of Washington Federal common stock or cash, subject to the overall requirement that 50% of the First Mutual shares will be exchanged for Washington Federal stock, which will generally be tax free for federal income tax purposes to the extent of the exchange of shares; and 50% will be exchanged for cash, which will provide First Mutual shareholders with certainty regarding the value of their shares and allow First Mutual shareholders to immediately realize the value of their investment.

▪	The greater market liquidity of Washington Federal’s common stock relative to First Mutual’s common stock.

▪
The review by the First Mutual board of directors with its financial and legal advisors of the structure of the transaction and the financial and other terms of the merger agreement, including the consideration offered by Washington Federal.

▪	The current senior executives of First Mutual and the need for future management succession if First Mutual were to remain independent.

▪	The nature of the respective markets, customers, asset/liability mix and operations of First Mutual and Washington Federal.

▪
The reports of First Mutual’s management and the financial presentation by Keefe, Bruyette & Woods to the board of directors concerning the operations, earnings and, primarily, the financial condition of Washington Federal on a historical and prospective basis and of the combined companies on a pro forma basis.

FIRST MUTUAL BANCSHARES
2007 Special Meeting
Proxy Solicitation Script
Page Three

▪
The historical and current market prices of First Mutual’s and Washington Federal’s common stock and the potential for increased earnings and dividends for First Mutual’s shareholders as shareholders of the combined company.

▪	The fact that Washington Federal’s offer represented a significant premium over the market price of First Mutual’s common stock.

▪
Keefe, Bruyette & Woods’ analysis that First Mutual would have to sustain 17% earnings growth per year for five years in order to obtain the same value for shareholders as Washington Federal is offering.

▪	Washington Federal’s agreement that one director from First Mutual’s board of directors would be appointed to the Washington Federal board of directors.

▪	The impact of the acquisition on the depositors, employees, customers and communities served by First Mutual Bank.

▪
The opinion delivered to the First Mutual board of directors by Keefe, Bruyette & Woods that, as of the date of the opinion and based upon and subject to the considerations set forth in its opinion, the merger consideration was fair, from a financial point of view, to holders of First Mutual common stock.

The First Mutual board of directors also considered the following matters associated with the merger in connection with its deliberations of the proposed transaction, including:

▪	The risks to First Mutual’s business if the merger is not completed.

▪
The interests of First Mutual executive officers and directors with respect to the acquisition apart from their interests as holders of First Mutual common stock, and the risk that these interests might influence their decision with respect to the merger. See “—Interests of Certain Persons in the Merger”.

▪
The risk that the terms of the merger agreement, including provisions prohibiting First Mutual from soliciting additional competing proposals and relating to the payment of a termination fee under specified circumstances, could have the effect of discouraging other parties that might be interested in a transaction with First Mutual from proposing such a transaction.

Shareholder:	How much will I get for my shares?

Solicitor:	If the merger agreement is approved and the merger is completed, each outstanding share of First Mutual common stock will be converted into the right to receive:

▪
a cash amount equal to $180,985,491 divided by the number of shares of First Mutual common stock outstanding immediately prior to the closing of the merger, which is referred to as the “per share cash consideration”; or

▪
a number of whole shares of common stock of Washington Federal, Inc., determined by dividing the per share cash consideration by the average closing price of Washington Federal common stock during a specified period preceding the merger, plus cash in lieu of any fractional share interest.

As of August 30, 2007, there were 6,697,628 shares of First Mutual common stock outstanding, which would calculate to a per share cash consideration of approximately $27.02.

FIRST MUTUAL BANCSHARES
2007 Special Meeting
Proxy Solicitation Script
Page Four

Shareholder:	Will I get cash for my shares?

Solicitor:
You will have the opportunity to elect to receive all cash, all stock or a combination of cash and stock for your shares of First Mutual common stock. However, the form of consideration that you choose is subject to allocation procedures set forth in the merger agreement which are intended to ensure that 50% of the aggregate value of the merger consideration is paid in the form of shares of Washington Federal common stock, with the remaining merger consideration to be paid in cash.

In addition, under certain circumstances, Washington Federal may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of First Mutual common stock will be converted into the right to receive solely the cash consideration regardless of the election of stock or cash consideration by First Mutual shareholders.

Shareholder:	How do I let First Mutual know what I want to receive in the merger?

Solicitor:
A form for making an election will be sent to you no more than 30 business days and no less than 20 business days before the anticipated completion of the merger, or on such other date as Washington Federal and First Mutual may agree. You should complete the election form indicating the form of merger consideration you would like to receive, whether all cash, all Washington Federal common stock, or a combination of cash and stock in amounts determined by you. For your election to be effective, your election form, together with the stock certificates representing your shares of First Mutual common stock, must be sent to and received by Mellon Investor Services, the exchange agent, on or before 5:00 p.m., Pacific Time, on the 20th business day following the date that the election form is mailed. If you do not make a timely election you will be allocated Washington Federal common stock and/or cash depending on the elections made by other shareholders and the average share price of Washington Federal’s common stock.

Shareholder:	Will I get what I request on the election form?

Solicitor:
Not necessarily. The allocation procedures described in your proxy statement on page 34 and set forth in the merger agreement are intended to ensure that 50% of the aggregate merger consideration paid by Washington Federal to holders of First Mutual common stock will be Washington Federal common stock, with the remaining 50% of the aggregate consideration to be paid in cash.

First Mutual shareholders will have the opportunity to elect all cash, all Washington Federal common stock or a portion in cash and a portion in Washington Federal common stock. There is no assurance that you will receive the form of consideration you elect with respect to the First Mutual common stock you hold. If there is an oversubscription of either cash or Washington Federal common stock, then Washington Federal will cause the exchange agent to allocate the aggregate consideration to First Mutual shareholders according to the procedures set forth in your proxy statement so that 50% of the aggregate consideration is paid in cash and 50% is paid in Washington Federal common stock.

If the average closing price of Washington Federal’s common stock during the 10 trading day period ending five business days prior to closing the merger is less than $22.75, Washington Federal may, in its sole discretion, elect to revise the merger consideration so that each outstanding share of First Mutual common stock will be converted into the right to receive solely the cash consideration regardless of the election of stock or cash consideration by First Mutual shareholders.

FIRST MUTUAL BANCSHARES
2007 Special Meeting
Proxy Solicitation Script
Page Five

Shareholder:	What happens if I don’t complete the election form?

Solicitor:
If you fail to instruct your broker or other nominee on which election to make, you will be treated as if you did not make an election with respect to the consideration to be received by you in exchange for your shares of First Mutual common stock. Such shares will be treated as no-election shares and will be subject to the allocation procedures described in your proxy statement.

Shareholder:	Are shareholders getting a fair price for their shares?

Solicitor:
Keefe, Bruyette & Woods has acted as financial advisor to First Mutual in connection with the merger. Keefe, Bruyette & Woods also assisted the First Mutual board of directors in identifying and negotiating with other prospective acquirers. First Mutual selected Keefe, Bruyette & Woods because it is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with First Mutual and its business. As part of its investment banking business, Keefe, Bruyette & Woods is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

At the June 27, 2007 board of directors meeting of First Mutual, Keefe, Bruyette & Woods reviewed the financial aspects of the proposed merger with the board of directors and rendered an oral opinion that the transaction consideration was fair to First Mutual shareholders from a financial point of view.

The full text of Keefe, Bruyette & Woods’ written opinion is attached as Annex B to your proxy statement. First Mutual’s shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Keefe, Bruyette & Woods.

Shareholder:	How does the board recommend I vote?

Solicitor:
The board of directors has determined that the merger agreement is in the best interests of First Mutual and its shareholders and unanimously recommends that shareholders vote “FOR” approval of the merger agreement.

Shareholder:	What are my tax consequences?

Solicitor:
Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger.  Please review page 50 -53 for a general discussion of material federal income tax consequences.

Shareholder:	When will I get my money and/or shares?

Solicitor:
The company expects to complete the merger in the fourth quarter of 2007. However, the company cannot assure you when or if the merger will occur. First Mutual shareholders must first approve the merger agreement at the special meeting and the necessary regulatory approvals must be obtained.

FIRST MUTUAL BANCSHARES
2007 Special Meeting
Proxy Solicitation Script
Page Six

Shareholder:	Do I send in my stock certificate now with my proxy?

Solicitor:	Do not send in your stock certificate now.

No more than 30 business days and no less than 20 business days before the anticipated completion of the merger, or on such other date as Washington Federal and First Mutual may agree, the exchange agent will mail to each holder of record of First Mutual common stock as of five business days prior to the mailing date an election form and transmittal materials for use in making the election and effecting the surrender of certificates representing shares of First Mutual common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate of First Mutual common stock for exchange and cancellation to the exchange agent, together with a duly executed election form and transmittal letter, the holder of such certificate will be entitled to receive the merger consideration allocated to them and the certificate for First Mutual common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration.

Shareholder:	Is Washington Federal a public company?

Solicitor:
The Washington Federal common stock is traded on the Nasdaq Global Select Market under the symbol “WFSL.” On August 30, 2007, the closing sale price of a share of Washington Federal common stock was $26.25.

Shareholder:	How many shares have to vote in favor for this proposal to be approved?

Solicitor:	The merger cannot be completed unless the holders of two-thirds of the outstanding shares of First Mutual common stock vote in favor of approval of the merger agreement at the special meeting.

Shareholder:	How is First Mutual management voting?

Solicitor:
The directors and executive officers of First Mutual, who collectively own approximately 30.3% of the outstanding shares of First Mutual common stock as of the record date for the special meeting, have entered into shareholder agreements with Washington Federal pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.

Shareholder:	What if I don’t vote?

Solicitor:	If you don’t vote, it’s the same as if you voted against the merger.

Shareholder:	Where is the meeting being held?

Solicitor:	The special meeting will be held at 3:00 p.m., Pacific Time, on Thursday, October 11, 2007, at the Westin Hotel, 600 Bellevue Way NE, Bellevue, Washington 98004.

FIRST MUTUAL BANCSHARES
2007 Special Meeting
Proxy Solicitation Script
Page Seven

Shareholder:	What if I don’t like the merger consideration - do I have the right to dissent?

Solicitor:
Under Washington law, holders of First Mutual common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Washington law are satisfied by holders seeking to exercise dissenters’ rights, to receive payment equal to the fair value of their shares of First Mutual common stock, determined in the manner set forth under Washington law.  Please see page 54 of your proxy statement.

Solicitor:	Do you have any other questions regarding the Company’s proposals?

(Answer any questions and then go to closing).

Solicitor:
Thank you for your time today.  Should you have any additional questions, or need any assistance, please don’t hesitate to call us back at (800) 238-3410.  The access code for First Mutual is 34.  Have a good (day, evening, afternoon, etc.)

FOR REGISTERED SHAREHOLDERS ONLY:  In addition to voting by mail, registered shareholders can vote electronically by telephone or internet.  For telephone voting please call 1-866-540-5760 and follow the instructions.  For internet voting please go to www.proxyvoting.com/fmsb and follow the instructions.

FOR NOBO HOLDERS ONLY:  In addition to voting by mail, street name shareholders can vote electronically by telephone or internet.  For telephone voting please call the toll free number shown on the front of your voting instruction form.  To vote by internet please go to www.proxyvote.com.  There is a control number on the front of your voting instruction form.  Please have the control number ready when you call or log on and then follow the easy step-by-step instructions.

Message – No Questions, Already Voted

Opening for all Calls

Hi this is _______________________.  I’m calling regarding the shares you hold in First Mutual Bancshares.  The company is holding a special meeting on October 11 to vote on the proposed merger with Washington Federal.  We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares.

Solicitor:	Have you had a chance to review your Proxy Statement?

Shareholder:	Yes.

Solicitor:	Do you have any questions regarding the merger?

Shareholder:	No.

Solicitor:	Have you voted your proxy?

Shareholder:	Yes.

Soliciator:	May I ask how you voted? (Mark down their vote on the contact sheet. If they don’t want to disclose their vote, they don’t have to. Don’t push – Be Polite!)

(If they haven’t voted yet, remind them of the meeting date and their electronic voting options.  Also remind them if they don’t vote it will have the same effect as a vote against the merger agreement.).

Solicitor:
Thank you for your time today.  Should you have any additional questions, or need any assistance, please don’t hesitate to call us back at (800) 238-3410.  The access code for First Mutual is 34.  Have a good (day, evening, afternoon, etc.)

FOR REGISTERED SHAREHOLDERS ONLY:  In addition to voting by mail, registered shareholders can vote electronically by telephone or internet.  For telephone voting please call 1-866-540-5760 and follow the instructions.  For internet voting please go to www.proxyvoting.com/fmsb and follow the instructions.

FOR NOBO HOLDERS ONLY:  In addition to voting by mail, street name shareholders can vote electronically by telephone or internet.  For telephone voting please call the toll free number shown on the front of your voting instruction form.  To vote by internet please go to www.proxyvote.com.  There is a control number on the front of your voting instruction form.  Please have the control number ready when you call or log on and then follow the easy step-by-step instructions.

Answering Machine Messages

Hi this is _______________________.  I’m calling regarding the shares you hold in First Mutual Bancshares.  The company is holding a special meeting on October 11 to vote on the proposed merger with Washington Federal.  We are calling you today to make sure you received your proxy materials, answer any questions you may have and to make sure you take the time to vote your shares.

Please remember that if you don’t vote, it’s the same as if you voted against the merger.  Every vote at this special meeting is critical because the merger must be approved by two-thirds of First Mutual’s outstanding shares.

If you didn’t receive your proxy materials, if you have any questions or if you need assistance with voting, please give us a call at (800) 238-3410.  The access code for First Mutual is 34.  Thank you for your time.

FOR REGISTERED SHAREHOLDERS ONLY:  In addition to voting by mail, registered shareholders can vote electronically by telephone or internet.  For telephone voting please call 1-866-540-5760 and follow the instructions.  For internet voting please go to www.proxyvoting.com/fmsb and follow the instructions.

FOR NOBO HOLDERS ONLY:  In addition to voting by mail, street name shareholders can vote electronically by telephone or internet.  For telephone voting please call the toll free number shown on the front of your voting instruction form.  To vote by internet please go to www.proxyvote.com.  There is a control number on the front of your voting instruction form.  Please have the control number ready when you call or log on and then follow the easy step-by-step instructions.